EXHIBIT 14.2

GUIDE OF BUSINESS CONDUCT

Message from the Chairman

We are pioneering the science of combining drugs with medical devices and biomaterials to dramatically improve their performance and solve some of health science’s most vexing problems. The conduct of our affairs – how we do business – is equally important as what we do. To gain the trust of patients and clinicians alike requires that we act with the highest standards of honesty, fairness and integrity.

A thorough review and understanding of this guidebook is essential to our common goals. Each of us is responsible for the promotion of our common values as well as accountable for identifying, addressing and aiding in the resolution of deviations from standard. The mechanisms are in place for any individual to add value in the pursuit of excellence in how we conduct our business affairs and achieve our goals. It is everyone’s responsibility to be pro-active in promoting our values and building the kind of company that is viewed not only for its novel medical solutions, but for the common values underlying our inventiveness.

Medical product innovation is a noble endeavor. Through our collective actions we can and do make an important difference in human healthcare. I encourage you to take the following principles to heart, and stand for the advancement of medicine.

Yours truly,

David T. Howard
Chairman of the Board

TABLE OF CONTENTS

GUIDE OF BUSINESS CONDUCT	1

PURPOSE & EXPECTATIONS	3

INSIDE THE WORKPLACE	3

QUALITY	3

RESPECT	3

EMPLOYEE HEALTH & SAFETY	4

PRIVACY	4

ACCURACY OF BOOKS AND RECORDS	4

RESPECT OF COMPANY PROPERTY	4

OUTSIDE THE WORKPLACE	5

FAIR DEALING	5

CONFLICTS OF INTEREST	5

GIFTS, MEALS AND ENTERTAINMENT	5

CONFIDENTIALITY	5

INTELLECTUAL PROPERTY	6

LAW COMPLIANCE	6

CLINICAL & REGULATORY AFFAIRS	6

BRIBERY & CORRUPTION	6

INSIDER TRADING	7

CUSTOMS, ANTI-BOYCOTT AND TRADE CONTROL	7

GOVERNMENT, ANALYST, AND MEDIA INQUIRIES	7

ANTITRUST AND COMPETITION	7

COMPLIANCE PROGRAM	7

COMPLIANCE PROGRAM CONTACT INFORMATION	8

PURPOSE & EXPECTATIONS

The enduring success of Angiotech is dependent on the decisions made every day by the Company’s officers, employees, contract workers and agents. How these decisions are made is vital to our success. We must all appreciate and understand the Company’s expectations of conduct in the affairs of business.

The Guide of Business Conduct (“the Guide”) expresses Angiotech`s commitment to fostering a culture of honesty, fairness and integrity. The Guide applies to all directors, officers, managers, employees, agents, independent contractors, and service providers of Angiotech, and its divisions and affiliates, worldwide. Compliance with the Guide is a critical part of your job and requires you to meet the following expectations:

•	Understand the issues covered by the Guide and other company policies and procedures applicable to your job

•	Seek advice if unsure about your obligations under the Guide and before taking any action that might raise legal or integrity concerns

•	Follow the applicable laws of all places Angiotech conducts business

•	Conduct your daily work and all business dealings in an appropriate and ethical manner that reflects favorably on Angiotech

•	Report any concerns about integrity or suspected violations of the Guide or other company policies or procedures

•	Understand that Angiotech has “zero tolerance” for fraud or dishonesty

Please read this guidebook with yourself in mind. See how the policies and standard operating procedures apply to your own job, business decisions and activities. Keep in mind, too, that many of the concepts in this guide are further explained in other Angiotech policies and procedures. This guide is not meant to supersede any employment agreement, or any policies and SOPs already in effect.

INSIDE THE WORKPLACE

QUALITY

Angiotech complies with the principles of ISO 13485:2003 Medical Devices Quality Management System. A key component of this commitment is for all employees to understand the quality policy and objectives, the impact to the business and how each employee’s function can help achieve these objectives. The quality policy establishes Angiotech’s commitment to quality. It provides a framework for establishing quality objectives relevant to both the customer needs and the business mission. It states:

Angiotech is committed to the design, manufacture and distribution of medical products that meet or exceed customers’ needs. Angiotech is committed to complying with regulatory requirements and maintaining the effectiveness of the quality management system.

Angiotech expects all of its employees, regardless of position, to take responsibility for the quality and safety of Angiotech products.

Employees are responsible for:

•	Always following all policies, quality guidelines and procedures

•	Completing all required job specific training in a timely manner

•	Reporting any quality issues to their manager

•	Looking for ways to improve quality

RESPECT

Angiotech supports a culture of respect that emphasizes ethical conduct and behavior. As an organization, Angiotech will:

•	Promote and enforce a work environment free from harassment or discrimination where individuals are treated with respect and dignity

•	Provide a safe and healthy workplace, emphasizing good housekeeping and good lab practices

•	Respect employees’ commitments and responsibilities to their families and communities

•	Select, develop and promote employees based on individual ability and job performance

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Follow fair employment practices and provide equal employment opportunity to all people in all aspects of employer and employee relations without regard to gender, race, age, religion, national origin, physical or mental disability, sexual orientation, ancestry, genetic or veteran status, or any other category protected by law

Angiotech also expects the following of its employees.

•	Act professionally in all job-related activities, including company-sponsored offsite events and social activities

•	Ensure that decisions affecting others are based solely on business factors

•	Respect the property of others, including that of co-workers, customers, and the Company

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Refrain from engaging in any type of offensive behavior or mistreatment of others, including harassing, abusive, or intimidating conduct, inappropriate language or gestures, and any other behavior that creates an intimidating work environment

•	Follow all applicable policies regarding employee conduct

EMPLOYEE HEALTH & SAFETY

Angiotech is committed to protecting the health and safety of all employees. Employees should:

•	Observe established safe work practices

•	Report for work free from the influence of alcohol, illegal drugs, or any substance that could impair the ability to work safely and conscientiously

•	Immediately report any accident or hazardous situation to management and take corrective action where appropriate

•	Follow security procedures

•	Dispose of all waste according to corporate policies and the law

•	Follow all applicable environmental, health, and safety requirements

PRIVACY

Angiotech is committed to the protection of privacy in collecting, using, disclosing, or storing personal information. Employees must do their part to protect the privacy of this information as well. Only use customer, partner, supplier and employee information for business purposes, share information with others only when they have a business reason to know it, and always follow company policies and applicable legal and contractual requirements. Angiotech only uses information to support of its business operations.

ACCURACY OF BOOKS AND RECORDS

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Angiotech will ensure that our books, records, and accounts are in strict compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and proper audit practices. Angiotech will adhere to the following standards: All books, records and accounts must truthfully reflect the nature of the transactions recorded

•	All assets and liabilities of Angiotech must be properly recorded

•	No undisclosed or unrecorded fund or asset shall be established in any amount for any purpose

•	No false or artificial entries shall be made for any purpose

RESPECT OF COMPANY PROPERTY

Angiotech expects employees to:

•	Use company property appropriately and efficiently

•	Spend company money wisely

•	Protect property from theft and waste

•	Not use company property for personal gain

Employees may use the Company’s information systems and electronic equipment for incidental personal matters. However, employees are not guaranteed personal privacy for information sent to, from, or stored in Company communication systems. Angiotech may access, review, and disclose any information contained on its systems or other property, unless prevented by local law. Angiotech may also request the return of its property at any time.

Employees may not use the Company’s electronic communication systems in an offensive, harassing, illegal, or defamatory manner.

OUTSIDE THE WORKPLACE

FAIR DEALING

In order to maintain a culture of integrity and accountability, employees agree to:

•	Conduct business honestly and ethically with Angiotech and on Angiotech’s behalf in all matters dealing with customers, suppliers, competitors, fellow employees and any other Company stakeholders.

•	Treat people fairly

•	Not take advantage of anyone or any party through manipulation, concealment, abuse of privilege or through the use of undisclosed information, or misrepresentation of material facts.

CONFLICTS OF INTEREST

In order to maintain an honest work environment, Angiotech employees should avoid all actual or apparent conflicts of interest. A conflict of interest occurs when an employee has a private interest that may be in opposition to their official responsibility. Employees, for example, should:

•	Deal with all customers and suppliers in a completely fair and objective manner without any preference to personal and/or financial relationships

•	Not hold a substantial financial interest in any competitor, supplier or customer

•	Consult with or accept employment with a competitor, supplier or customer of Angiotech

•	Not take for personal gain any commercial opportunities discovered in the course of your job with Angiotech

•	Not start a competing business or pursue any commercial opportunity that might appear to interfere with Angiotech’s best interests

•	Not receive any fees, commissions, or other compensation from a supplier, competitor, or customer of Angiotech

•	Not use Angiotech’s assets for personal gain, including its business concepts, strategies and plans, financial data, intellectual property, and other proprietary information

Any possible conflicts of interest should be disclosed and discussed with the employee’s manager.

GIFTS, MEALS AND ENTERTAINMENT

A conflict of interest may arise from any gift or entertainment offered by a competitor, someone who is trying to obtain Angiotech’s business or someone trying to influence your decision making or objectivity.

You may accept gifts of reasonable value, normal business meals and entertainment, the exchange of customary reciprocal courtesies between employees and their business associates, and similar expenditures to promote general goodwill.

You may make reasonable expenditures for gifts, meals, and entertainment for business contacts if the expenditures are appropriate and are correctly recorded on the books of the paying entity. However, with respect to healthcare professional, Angiotech has adopted the AdvaMed Code of Ethics on Interactions with Healthcare Professionals (the “AdvaMed Code”). You are expected to adhere to the AdvaMed Code.

If you are offered or asked to provide a gift, entertainment or preferred treatment that you believe to be inappropriate, please refuse and report the event to your manager.

CONFIDENTIALITY

The protection of confidential information is of utmost importance to Angiotech. The disclosure of Angiotech’s business, financial, legal, regulatory or scientific operations, whether intentional or accidental, can adversely affect the financial stability and competitive position of the Company.

Accordingly, Angiotech expects its employees to respect and protect the confidentiality of any company information not generally available to the public. This means that employees should:

•	Use company information only for its intended use

•	Share company information only with other employees who need to know

•	Disclose company information to outsiders only when authorized by the Legal Department

•	Copy documents containing company information, or remove such documents from your work area, only when your job requires

•	Exercise care when using the telephone, fax, e-mail, and other electronic means of sending information

•	Not discuss confidential information in public places where others may overhear

•	Properly dispose of company information

Angiotech employees are also expected to safeguard confidential information pertaining to customers, suppliers and other parties received in the course of conducting business. Information entrusted to Angiotech by a customer or other third party will be kept confidential according to Angiotech’s contractual and legal obligations, disclosure is legally required, as determined by our Legal Department.

INTELLECTUAL PROPERTY

To achieve and maintain its competitive advantage, Angiotech protects its intellectual property, which includes its patents, trademarks, copyrights, scientific and technical knowledge, know-how, and the experience developed in the course of the Company’s activities. Employees are expected to support the establishment, protection, and defense of Angiotech’s rights in all commercially significant intellectual property and to use those rights responsibly.

Angiotech also respects the intellectual property rights of others. Employees should report any suspected infringement or misappropriation of intellectual property rights to the Legal Department.

LAW COMPLIANCE

CLINICAL & REGULATORY AFFAIRS

All Angiotech products are heavily regulated by governmental agencies, health ministries, and other regulatory authorities worldwide. All employees are responsible for compliance with worldwide product regulation requirements, including marketing approvals, conduct of clinical studies, good manufacturing practice requirements and standards, design controls, labeling and advertising controls, and any other product regulations and controls promulgated by regulatory authorities.

Each employee is responsible for reporting significant issues to management.

Angiotech is committed to maintaining an open, constructive and professional relationship with regulators on matters of regulatory policy, submissions, compliance, and product performance.

BRIBERY & CORRUPTION

Angiotech complies with the United States Foreign Corrupt Practices Act and similar laws elsewhere that apply to payments to government officials/employees of other countries.

Angiotech employees may not directly or indirectly pay, give, offer or promise any form of bribe, gratuity, or kickback to any government official, government employee or politician.

Additionally, no employee may enter into any agreement or arrangement by way of commission, rebate, bribe, kickback or otherwise, where the intent or likely result is to improperly reward any employee or representative of a customer, distributor, supplier or other company with which Angiotech has an existing or potential business relationship.

INSIDER TRADING

All Angiotech employees and third parties who are in a confidential relationship with Angiotech (as well as such individuals’ household members or close relatives), will not trade in or recommend the purchase or sale of Angiotech’s common shares (or any other equity or debt securities of Angiotech) while they are in possession of material information that is not public. Similar restrictions apply to trading in the stock of other companies using confidential information that an employee has access to because of their employment.

CUSTOMS, ANTI-BOYCOTT AND TRADE CONTROL

Employees will comply with all applicable customs, anti-boycott, embargo and trade control laws, rules and regulations when importing or exporting products, services, information or technology. Employees must make themselves familiar with and comply with the laws, rules and regulations that apply to their job.

The U.S. and other countries where Angiotech does business have laws that restrict or prohibit business dealings with certain countries and parties. There are also laws that restrict or prohibit transactions involving certain products and technologies. U.S. law prohibits Angiotech from taking or agreeing to take certain actions in support of unauthorized boycotts. Employees should report immediately to the Legal Department any request for Angiotech to cooperate in a boycott or request for information about Angiotech’s dealings with countries under boycott.

GOVERNMENT, ANALYST, AND MEDIA INQUIRIES

Angiotech employees must fully cooperate in any Company audit or investigation. Employees are also expected to refrain from responding to any government, media, or attorney inquiries about any audit, investigation, or other Company business without prior authorization by the Legal Department.

If an employee is contacted by a representative of a governmental agency seeking an interview or making a nonroutine request for documents, the employee should immediately contact the Legal Department so that appropriate arrangements can be made to fully comply with Angiotech`s legal obligations.

All inquiries from the financial/ analyst community or new media should be referred to Investor Relations.

ANTITRUST AND COMPETITION

Antitrust and competition laws protect free enterprise and prohibit agreements between Angiotech and its competitors that affect prices, terms or conditions of sale, or fair competition.

When employees are dealing with competitors, it is expected that they will not:

•	Enter into any agreement or understanding that has the purpose of improperly restraining competition. Illegal agreements include price fixing, market allocation and bid rigging.

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Exchange, discuss, or benchmark with any competitor information relating to Angiotech prices or pricing policies, distribution policies, supplier pricing or selection, customer selection or classification, credit policies or any other similar competitive information.

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Participate in any formal or informal trade association or other meetings with competitors at which the above agreements or understandings are being made, or at which the above competitive information is being discussed or exchanged.

Employees should report any questionable situations involving contacts with competitors to the Legal Department.

COMPLIANCE PROGRAM

Angiotech recognizes that many decisions are not straightforward. If an employee has any questions regarding this Guide, or any Angiotech policy or procedure, please contact your manager, an HR representative, or the Senior Vice President, Legal & General Counsel, Corporate Secretary and Chief Compliance Officer.

If you become aware of any violations or potential violations to the principles outlined in this Guide, please notify the Senior Vice President, Legal & General Counsel, Corporate Secretary and Chief Compliance Officer by one of the contact methods outlined below.

Angiotech will not tolerate retaliation against employees reporting violations or potential violations. Reports and/or concerns are kept confidential to the extent possible while still allowing Angiotech to investigate and take appropriate action.

COMPLIANCE PROGRAM CONTACT INFORMATION

David McMasters, Senior Vice President, Legal & General Counsel, Corporate Secretary and Chief Compliance Officer.

Telephone: 425-831-4402

Fax: 425-831-3091

Email:

Written Communications to be marked: “Confidential: to be opened by the Chief Compliance Officer only”

To report any violations or potential violations through the confidential Whistleblower mechanism, employees should refer to information on Angiotech’s corporate Intranet.